Exhibit 99.1

Contact:	Christina Cha
Marketing & Communications Manager
Kennedy Wilson
	(310) 887-6294	9701 Wilshire Blvd. Suite 700
	ccha@kennedywilson.com	Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ATTRACTS UP TO $100M EQUITY INVESTMENT

FROM FAIRFAX FINANCIAL

Fairfax backs Kennedy Wilson with strategic, long-term investment

BEVERLY HILLS, Calif. (May 18, 2010) – International commercial real estate investment and services company Kennedy Wilson (NYSE: KW) today announced that it entered into a stock purchase agreement with Toronto based Fairfax Financial Holdings Limited (TSX: FFH) (TSX: FFH.U) (“Fairfax”) for a commitment by Fairfax to purchase up to $100 million of Kennedy Wilson convertible preferred stock. The private placement creates a new strategic relationship between Kennedy Wilson and Fairfax, which has a market cap of approximately $8 billion and total investment portfolio of approximately $20 billion.

“This is the single greatest event in Kennedy Wilson’s history thus far,” said William McMorrow, chairman and CEO of Kennedy Wilson. “We feel very fortunate to begin this relationship with Prem Watsa, chairman and CEO of Fairfax, and the rest of the extremely talented Fairfax team. Not only does Fairfax bring an extremely strong balance sheet and investing track record but, more importantly, our companies share the same long-term, value investing philosophies and were both built from the ground up.”

Kennedy Wilson was originally established as an auction house and purchased in 1988 by a group led by Mr. McMorrow, who expanded the company into a full service commercial real estate investment and services company with an international presence. Fairfax was transformed by Mr. Watsa and his partners from a small specialist in trucking insurance 25 years ago to become one of the world’s premier insurance and reinsurance and investment companies.

Mr. Watsa, chairman and CEO of Fairfax, commented, “With our long-term focus and value investing philosophy, we believe that this is the right time for Fairfax to begin selectively participating in commercial real estate opportunities, particularly in California, with the highly talented team at Kennedy Wilson.” Kennedy Wilson has taken advantage of the current distress in the real estate market with purchases of note pools and hard assets totaling over $600 million since December of last year.

FOR IMMEDIATE RELEASE

KENNEDY WILSON ATTRACTS $100M INVESTMENT

The preferred equity investment by Fairfax carries a dividend of 6% per year and has a mandatory conversion into Kennedy Wilson common stock by May 2015 at $12.41 per share.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 22 offices in the U.S. and Japan. The Company offers a comprehensive array of real estate services including property and asset management, brokerage and auction services, and construction and trust management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor and manager of real estate investments in the U.S. and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Statements of goals and strategies and words such as “plan,” “believe,” “anticipate,” “expect,” “objectives,” “forecast,” “predict” and other similar words are intended to identify forward-looking statements. These forward looking statements are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and involve risks, uncertainties and other factors that may cause the Company’s actual results, performance, or financial condition to be materially different from any results, performance, or financial condition suggested by the statements in this news release.

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FOR IMMEDIATE RELEASE	- 2 -